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                                                                    EXHIBIT 99.1

              DGLV INC. ANNOUNCES FINAL RECORD DATE AND DISSOLUTION

MARINA DEL REY, CA -- JANUARY 24, 2002 -- DGLV Inc. (formerly Digital Lava Inc.) announced today that its Board of Directors has established January 30, 2002 as the final record date in connection with the plan of liquidation and dissolution approved by the company's stockholders on October 30, 2001. As of the close of business on January 30, 2002, DGLV will close its stock transfer books and cease recording transfers of shares of its common stock. In addition, at the close of business on January 30, 2002, DGLV will file a certificate of dissolution with the Secretary of State of the State of Delaware. Pursuant to Delaware law, DGLV will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, solely for the purposes of prosecuting and defending lawsuits, settling and closing its business in an orderly manner, disposing of any remaining property, discharging its liabilities and distributing to its stockholders any remaining assets, but not for the purpose of continuing any business.

        In accordance with the plan of liquidation and dissolution, DGLV will make liquidating distributions, if any, only to stockholders of record as of January 30, 2002. The timing and amounts of any such distributions will be determined by DGLV's Board of Directors in accordance with the plan of liquidation.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements relating to, among other things, the winding down of DGLV's business, including disposal of its remaining property, the discharge of its liabilities and distribution to its stockholders of any remaining assets, closing our stock transfer books, ceasing trading of our stock and other statements regarding matters that are not historical. Statements made in this document that are forward-looking are based on our current expectations and involve risks and uncertainties that could cause results to differ materially from those expressed. No assurance can be given that DGLV will be able to avoid circumstances that might prevent it from making liquidation payments, including litigation or new liabilities that might arise between now and any liquidation payment date. Other important factors include delay and or additional costs associated with compliance or failure to comply with rules and regulations associated with our plans to liquidate a portion of the cash of the company through a distribution to stockholders; amendment, delay in implementation or termination of any plan to wind down DGLV; the liability of DGLV's stockholders for DGLV's liabilities in the event contingent reserves are insufficient to satisfy such liabilities. Any winding-down of DGLV may result in payments to stockholders that are substantially lower than the price a stockholder paid for shares of our common stock. The matters discussed in this press release involve additional risks and uncertainties described from time to time our press releases and filings with the SEC, including our annual report on Form 10-KSB for the year ended December 31, 2000 and quarterly reports on Form 10-QSB. We assume no obligation to revise or update the forward-looking information contained in this press release.

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